February 6, 2008

PRESS RELEASE

New Jersey Mining Company and Newmont Propose to Form Joint Venture

Kellogg, Idaho. New Jersey Mining Company (NJMC: OTCBB) is pleased to announce that it has signed a term sheet with Newmont North American Exploration Limited, a subsidiary of Newmont Mining Corporation (NYSE: NEM) under which the parties propose to create a joint venture to explore for gold deposits within a 38 square mile area north of Murray, Idaho. The proposed joint venture is subject to a 60-day title due diligence period by Newmont and will require the parties to negotiate final terms and prepare, approve and execute a definitive joint venture agreement. The joint venture will cover all of NJMC’s mining claims within this area except the Niagara property. Under the proposed terms, Newmont can earn a 51% interest in the joint venture by spending $2,000,000 over three years, and Newmont can increase its interest to 70% by spending an additional $10,000,000 or completing a feasibility study in the years four through seven, whichever comes first. The joint venture will be named the Toboggan Project.

As part of the proposed terms, Newmont will retain an option to include the Niagara property into the Toboggan Project which is exercisable starting at the end of year one and extending to the end of year three. If Newmont elects to include the Niagara property, it would be required to spend at least another $1,000,000 or twice what NJMC spends on exploration of the Niagara, whichever is greater, to earn its 51% interest.

Fred Brackebusch, CEO, commented: “We think the proposed agreement validates our exploration model of a potentially large gold system in structural zones related to alkaline intrusive rocks buried at depth. Now one of the largest gold companies in the world has recognized the gold potential of the Murray area. We look forward to the ensuing exploration program to be conducted by Newmont and to a potential mining project in the future.”

New Jersey’s Golden Chest project is not included in the Toboggan Project area which will allow the Company to proceed with its Idaho ramp development. Recently, a crosscut to the Idaho vein was completed, and chip samples were collected across a 12 meter zone of quartz veining. Assays are pending.

New Jersey Mining Company is involved in exploring for and developing gold, silver and base metal resources in the Coeur d'Alene Mining District of northern Idaho. The Company has a

P.O. Box 1019 - Kellogg, Idaho 83837 - Phone (208) 783-1032 - www.newjerseymining.com portfolio of mineral properties in the Coeur d'Alene Mining District including the Toboggan Project, the Niagara copper-silver deposit, the Golden Chest project, the New Jersey mine, and the Silver Strand mine.

This release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB for the year ended December 31, 2006.

Further information about New Jersey Mining Company and its properties can be found at the company's website at www.newjerseymining.com .

Contact:	Grant Brackebusch, Vice President
Phone (208) 783-1032
E-mail:ir@newjerseymining.com
Website: www.newjerseymining.com

P.O. Box 1019 - Kellogg, Idaho 83837 - Phone (208) 783-1032 - www.newjerseymining.com